Exhibit 5.1

505 Montgomery Street, Suite 1900 San Francisco, California 94111-2562 Tel: (415) 391-0600 Fax: (415) 395-8095 www.lw.com
FIRM / AFFILIATE OFFICES
May 13, 2004 Advanced Micro Devices, Inc. One AMD Place P.O. Box 3453	Boston Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Silicon Valley Singapore Tokyo Washington, D.C
Sunnyvale, California 94088-3453	File No. 025681-0020

Re:	Registration Statement on Form S-8;
45,000,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the registration by Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on May 13, 2004 (the “Registration Statement”), of an aggregate of 45,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company to be issued under the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the “Plan”), by the Company, you have requested our opinion set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof, the Shares to be issued under the Plan have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Plan and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP